Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-207918 and 333-204553 on Form S-8 and Registration Statements No. 333-200543 and 333-211259 on Form S-3 of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 26, 2018